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                                                                  Exhibit 10(h)


                                                              RON W. HADDOCK
                                                               President and
                                                         Chief Executive Officer
(LOGO)
                                  May 20, 1994


Mr. Glenn E. Selvidge
7107 Nicki Court
Dallas, TX 75252

Dear Glenn:

This letter, when executed by you in the space provided, will constitute an Agreement between you and FINA, Inc. ("Company") concerning certain additional considerations, in addition to normal entitlements, relative to your retirement, effective July 1, 1994 instead of July 1, 1998. These additional considerations are described below:

1. The Company agrees to pay you a total gross sum of $300,000 (equal to two years of current annual salary) as a supplemental retirement benefit. This amount will be paid as follows: $60,000 on July 10, 1994; $150,000 on January 10, 1995; and $90,000 on January 10, 1996.

2. The Company acknowledges that you will commence receipt of your retirement benefits under all applicable Company provided plans on July 1, 1994. Your retirement benefit will be calculated, taking into account age and service credits through June 30, 1998. Any portion of your retirement benefit which cannot be paid from the Trust Fund of the Pension Plan will be paid monthly by the Company, and such payments will be in addition to the amounts provided in Paragraph 1 above. Any portion of your retirement benefit that is paid by the Company can be converted to a joint and survivor option, in the manner provided in the FINA, Inc. Pension Plan. If you want a joint and survivor option, you must notify the Company, in writing, prior to July 1, 1994.

3. The monthly cost of Company medical care coverage, currently administered through John Hancock, for you and your eligible dependent will be determined in accordance with the provisions of the plan from time-to-time in force. In January of each year, as a further retirement supplement, and upon receipt of a statement from you, the Company shall pay you an amount equal to the difference in the premium costs actually paid by you for the previous year and the amount which you would have paid if your share of the premium costs had been calculated as if you had 30 years of Company service on July 1, 1994. This supplemental retirement benefit shall be available, based upon the same formula, to your surviving spouse following your death.

4. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all the business and/or assets of the Company that assumes and agrees to perform this Agreement by operation of law, or otherwise.


              P.O. Box 2159 * Dallas, Texas 75221 * (214) 750-2554
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Mr. Glenn E. Selvidge
May 20, 1994
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5.       Federal income taxes, as appropriate, will be withheld by the Company and forwarded to the Internal Revenue Service. Should any FICA or FICA-Medical taxes be required relative to the amounts of money described herein, you will pay your share and the Company will pay its share of such taxes.

6. In addition to each and all of the benefits, payments and considerations provided above, you shall be entitled to the full benefit of your participation in the Company's Phantom Share Plan and to any incidental benefits, such as payment for accrued vacation time, which is customarily made available to employees upon their retirement from the Company.

7. The parties hereto acknowledge and agree that the statements contained herein are not merely recitations, but make and constitute valuable contractual considerations.

8. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. No right or interest of yours under this Agreement may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of yours (other than a debt, obligation or liability of yours to the Company).

If this is your understanding of this Agreement, please execute and return the copy of this Letter Agreement, which is enclosed, to the undersigned.

                                        Sincerely,

                                        FINA, Inc.


                                        /s/ RON W. HADDOCK
                                        Ron W. Haddock
                                        President and Chief Executive Officer

ACCEPTED AND AGREED TO this
6th day of June, 1994.


/s/ GLENN E. SELVIDGE
Glenn E. Selvidge